Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and among

MOBIVITY HOLDINGS CORP.,

MOBIVITY, INC.

and

SEQUENCE LLC

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of May __, 2013 (this “Agreement”), by and among Mobivity Holdings Corp., a Nevada corporation (“Parent”), Mobivity, Inc., a Nevada corporation (“Buyer”), and Sequence LLC, a Nevada limited liability company ("Seller").

WITNESSTH:

WHEREAS, Seller has heretofore conducted a business which provides a mobile customer loyalty platform and services, including under the name “Stampt” (the “Business”); and

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

 “Closing Date” means the date of the Closing.

 “Earn-Out Amount” means, for any month during the Earn-Out Period, the product of (a) 10%, multiplied by (b) Buyer’s revenue (net of all sales refunds, discounts and allowances) for such month to the extent actually collected during such month from customers of the Stampt Platform.  Subject to the provisions of this Agreement, Buyer will determine the Earn-Out Amount on a basis consistent with Buyer’s financial statements.

“Earn-Out Period” means the two-year period starting on the date of the Closing Date (if the Closing Date occurs on the first day of a month) or (otherwise) starting on the first day of the first full month following the Closing.

“End User Relationship” means all contracts and agreements (including website terms of service) between Seller and any registered user of the Stampt Application.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

“Intellectual Property Rights” means all rights of the following types, which may exist under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Technology of every kind and nature, whether arising by operation of law, by contract or license, or otherwise; and (vi) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

“Knowledge”;  Seller shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) any member, director, officer or employee of Seller is actually aware of such fact or other matter; or (b) any of the persons identified in clause (a), after reasonable investigation, should have known such fact or other matter.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Merchant Relationship” means all contracts and agreements (including website terms of service) between Seller and merchant customer of the Stampt Platform.

 “Parent Shares” means the Common Stock, par value $0.001 per share, of Parent.

“Permitted Liens” means (i) Liens for taxes not yet due or being contested in good faith, (ii) Liens which do not materially detract from the value of any Acquired Asset as now used, or materially interfere with any present or intended use of any Acquired Asset, or (iii) Liens that will be released in connection with the Closing.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

 “Registered IP” means all Intellectual Property Rights that are registered or filed with or issued by any governmental authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Seller Disclosure Schedule” means the disclosure schedules prepared by Seller and delivered to Buyer in connection with this Agreement.

“Seller Privacy Policy” shall mean each external or internal, past or present privacy policy of Seller (or any predecessor), including any policy relating to: (a) the privacy of users of any Seller Website or the Stampt Application; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee Personal Data.

“Seller Websites” shall mean each and every website operated by Seller (or any predecessor) as of or at any time prior to the date of this Agreement

“Stampt Application” mean Seller’s mobile customer loyalty application (in Android and iOS versions) made available under the name “Stampt”.

“Stampt Platform” mean Seller’s mobile customer loyalty platform and database, including (without limitation) the Stampt Application.

“Source Code” means the human-readable source code for all aspects of the computer programs included in the Stampt Platform, in the appropriate programming language, and stored on electronic storage media, and which shall contain sufficient narrative, including, without limitation, detailed information in respect of the objects used in the programs, and the objectives of each portion of the source code and how each portion of the source code integrates with each other portion of the source code, so as to enable a software programmer having average skill and ability in computer application programming to understand, maintain and modify the source code and perform such other functions as contemplated under this Agreement based solely on the programmer’s familiarity with the Stampt Platform and the source code.

"Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Technology” means all products, product developments, apparatus, data, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, algorithms, APIs, software, software code (in source code and executable code), techniques, user interfaces, URLs, web sites, works of authorship, network configurations and architectures, documentation, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“User Data” shall mean any Personal Data or other data or information collected by or on behalf of Seller from users of any Seller Website or the Stampt Application.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Assets	2.01
Assumed Liabilities	2.03
Business	Recitals
Business IP Rights	2.01(g)
Buyer	Preamble
Cash Payment	2.06(a)(i)
Closing	2.07
Commission	3.25(a)
Commission Documents	4.05
Contracts	2.02(b)
Damages	7.02
Escrowed Shares	2.06(c)
Exchange Act	4.05
Excluded Assets	2.02
Excluded Contracts	2.02(c)
Excluded Liabilities	2.04
Form 10-K	4.05
Governmental Entity	3.03
Indemnified Party	7.03
Indemnifying Party	7.03
Material Adverse Effect	3.01
Parent	Preamble
Permits	3.12

Purchase Price	2.06
Securities Act	2.07
Seller	Preamble
Seller Balance Sheet	3.08
Seller Balance Sheet Date	3.06
Sequence Obligations	2.06(a)(i)
Stock Payment	2.06(a)(ii)
Transferred Employees	5.03(f)
WARN Act	3.16(b)

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all of the assets shown on the Seller Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller (the “Acquired Assets”), and including, without limitation, all right, title and interest of Seller in, to and under:

(a) All personal property and interest therein, including equipment, furniture, office equipment, communications equipment in Seller’s possession;

(b) All accounts and other receivables of Seller (whether or not amounts due have been invoiced to the customer)

(c) All rights under all End User Relationships  and all Merchant Relationships;

(d) All rights, claims, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets, including (without limitation) un-liquidated rights under manufacturers’ and vendors’ warranties;

(e) All Technology and Intellectual Property Rights, including but not limited to: (i) the goodwill associated with any trademarks or service marks (including, without limitation, Stampt); (ii) rights to sue for past, present and future infringements or misappropriation of any Technology or Intellectual Property Rights, including the right to recover damages therefor, and the right to receive royalties, license fees and income from any Technology or Intellectual Property Rights; and (iii) any rights at common law directly arising from any Technology or Intellectual Property Rights and any licenses with respect to any Technology or Intellectual Property Rights (collectively the “Business IP Rights”), including, without limitation, those Business IP Rights listed on Sections 4.15(a) and 4.15(b) of the Seller Disclosure Schedule;

(f) All social media presence related to the Business, including (without limitation) all associated passwords and other account management information in Seller’s possession;

(g) All User Data;

(h) All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including (without limitation) the items listed on Section 4.12 of the Seller Disclosure Schedule;

(i) All books, records, files and papers, whether in hard copy or computer format, used in the Business, including (without limitation) engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, and any information relating to Tax imposed on the Acquired Assets; and

(i) All goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

Section 2.02 Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) will be excluded from the Acquired Assets:

(a) All cash on hand of Seller;

(b) All contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Sections 3.11 and 3.16 of the Seller Disclosure Schedule (collectively, the “Contracts”), other than the End User Relationships and the Merchant Relationships;

(c) All minute books and ownership records of Seller; and

(d) Any Acquired Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

Section 2.03 Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing to assume only the following liabilities and obligations of Seller (the “Assumed Liabilities”) :

(a) Obligations to be performed after the Closing under the End User Relationships and the Merchant Relationships , but specifically excluding any liability or obligation that arises out of or relates to any indemnification or warranty obligation thereunder or any default, breach, violation or failure to perform or comply with the terms thereof relating to periods prior to, or that occurred on or before, the Closing Date.

Section 2.04 Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and Seller will pay all such Excluded Liabilities as they become due.  Notwithstanding anything to the contrary in this Section 2.04, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a) Any liability or obligation for Tax arising from or with respect to the Acquired Assets or the operations of the Business which is incurred in or attributable to the Pre-Closing Tax Period;

(b) Any liability or obligation for any accounts payable or other accruals arising on or prior to the Closing Date;

(c) Any liability or obligation under the Contracts (other than the End User Relationships and the Merchant Relationships), whether arising before or after the Closing Date;

(d) Any liability or obligation under any End User Relationship or any Merchant Relationships that arises after the Closing Date but that arises out of or relates to any default, breach, violation or failure to perform or comply with the terms thereof that occurred on or before the Closing Date;

(e) Any liability or obligation under any Excluded Contract whether arising before or after the Closing Date;

(f) Any liability or obligation, including indemnification and warranty obligations, arising out of or related to any products or services, manufactured, distributed or sold in connection with the Business on or prior to the Closing Date;

(g) Any liability or obligation relating to employees of, or independent contractors or consultants to, the Business for all periods ending on or prior to the Closing Date, including, without limitation, workers’ compensation claims, disability and occupational diseases in each case without regard to whether such injuries, claims, conditions, events and occurrences are known or otherwise manifest on or prior to the Closing Date and any bonuses, vacation pay, or severance or retention obligations to such employees, whether or not accrued on Seller’s books and records; and

(h) Any liability or obligation relating to any Excluded Asset.

Section 2.05 Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of Buyer or Seller thereunder.  Each of Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, each of Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  In the event such benefits and obligations have not been provided by alternative arrangements satisfactory to Buyer and Seller, Seller and Buyer shall negotiate in good faith an adjustment in the consideration paid by Buyer for the Acquired Assets.  Seller will promptly pay to Buyer when received all monies received by Seller under any Acquired Asset or any claim or right or any benefit arising thereunder that relates to a period after the Closing Date.

Section 2.06 Purchase Price; Escrow of Parent Shares.

(a) The purchase price for the Acquired Assets (the “Purchase Price”) is:

(i) $300,000 in cash (the “Cash Payment”) payable exclusively to satisfy the liabilities of Seller listed on Section  2.06(a) of the Seller Disclosure Schedule (the “Sequence Obligations”);

(ii) 750,000 authorized, but unissued, Parent Shares (the “Stock Payment”); and

(iii) Payments of the Earn-Out Amounts as provided in Section 2.08.

(b)  The Purchase Price will be paid as provided in this Section 2.06 and in Sections 2.07 and 2.08.

(c)         Fifty percent (50%) of the number of the Parent Shares constituting the Stock Payment (the “Escrowed Shares”) will be held in escrow by Buyer as security for Seller’s obligations under Section  7.02(a)),  and released in accordance with Section 3.09.

Section 2.07 Closing.  The closing (the “Closing”) of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer in Chandler, Arizona (or via electronic exchange of closing documentation in PDF or other mutually acceptable format)  as soon as possible, but in no event later than three business days, after the satisfaction of the conditions set forth in Article VI, or at such other time or place as Buyer and Seller may agree.  At the Closing,

(a) Buyer shall deliver the Cash Payment, less the Escrowed Cash, to the Persons identified on Section  2.06(a) of the Seller Disclosure Schedule in exchange for full and unconditional releases of all claims, obligations and liabilities (in form and substance satisfactory to Buyer) from such Persons;

(b) Buyer shall deliver to Seller a stock certificate representing 50% of the number of Parent Shares constituting the Stock Payment;

(c) Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A;

(d) Seller and each member of Seller shall execute and deliver a Non-Competition Agreement, in the form set forth as Exhibit B hereto, to Buyer; and

(e) Seller shall deliver to Buyer such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller.

All Parent Shares to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  All Parent Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act (and the rules and regulations promulgated thereunder).  Certificates representing the Parent Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

Section 2.08.                                Earn-Out Payments.  Within 30 days following the end of each month during the Earn-Out Period, Buyer will deliver to the Seller a calculation of the Earn-Out Amount payable in respect of such month and Buyer will deliver to Seller, as an adjustment to the Purchase Price, an amount in cash equal to the Earn-out Amount for such month.

Section 2.09                                Escrowed Shares.

(a)  Buyer will hold the Escrowed Shares, as security for Seller’s obligations under 7.02(a), until the first anniversary of the Closing (the “Escrow Termination Date”).  Subject to the terms hereof, Seller will have all the rights of a stockholder with respect to the Escrowed Shares, including without limitation, the right to vote the Escrowed Shares and receive any cash dividends declared thereon.

(b)  If at any time on or prior to the Escrow Termination Date, Buyer (i) believes in good faith that it or Parent is entitled to payment or that payment should be made to a third party pursuant to the terms of Section 7.02(a), and (ii) desires to make a claim for payment from the Escrowed Shares in connection therewith, then Buyer shall give written notice of such claim (a “Payment Notice”) to Seller, stating in general terms the events or circumstances which are the basis for and amount (to the extent determined) of such claim.  If Seller objects to such claim, Seller shall give written notice of such objection to Buyer within 15 days after the date of Seller’s receipt of the Payment Notice served either by certified mail, express mail or personal service (the “Objection Period”), and shall state the basis for such objection in reasonable detail.  If no objection to Buyer’s claim is made by Seller within the Objection Period, the claim set forth in the Payment Notice shall be deemed approved and accepted by Seller and Buyer will be entitled to withdraw and apply Escrowed Shares in satisfaction of the claim.   Any Escrowed Shares withdrawn and applied by Parent in satisfaction of a claim under this Section 2.09 will be valued at closing price of the Parent Shares on the day preceding the day they are withdrawn.   If an objection to Buyer’s claim is made by Seller within the Objection Period, Buyer may initiate an arbitration proceeding under Section 9.05 hereof to resolve the claim within 60 days following its receipt of Seller’s written objection.  If Buyer fails to initiate an arbitration proceeding within such 60-day period, it will be deemed to have abandoned the claim and released its rights with respect to the specific subject matter of such claim

(c)  Buyer will hold and/or distribute any remaining Escrowed Shares (after deduction of any amounts withdrawn and applied by Buyer pursuant to Section 2.09(b)) in accordance with the following:

(i) If on the Escrow Termination Date there is any pending indemnification claim(s) asserted by Buyer or Parent under Article VII (a “Pending Claim”), including (without limitation) any claim which Seller has objected to and Buyer has not abandoned pursuant to Section 2.09(b), a number of Escrowed Shares reasonably anticipated by Buyer to be necessary to satisfy such claim will be retained by Buyer until such claim is resolved.  On the Escrow Termination Date, Buyer will distribute the remaining Escrowed Shares less the amount reserved for Pending Claims, as applicable, to Seller.

(ii) If on the Escrow Termination Date there is no Pending Claim, Buyer will distribute the remaining Escrowed Shares to Seller.

(iii) Following the Escrow Termination Date, Pending Claims which are adjudicated or determined by arbitration in favor of Buyer or Parent, Buyer will be entitled to withdraw and apply Escrowed Shares in satisfaction of the claim.  When no Pending Claims remain following the Escrow Termination Date, Buyer will distribute the remaining Escrowed Shares following resolution of the Pending Claims existing on the Escrow Termination Date to Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

Section 3.01 Organization.

(a)   Seller  is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects (a “Material Adverse Effect”) of the Business.

(b) Seller does not have any direct or indirect subsidiaries, own, directly or indirectly, any capital stock or other equity or ownership interests in any other Person or have any direct or indirect equity or ownership interest in any business or other Person.

(c) Section 3.01 of the Seller Disclosure Schedule provides an accurate and complete list of the members of, and their respective membership interests in, the Seller as of the date of this Agreement.  None of the membership interests of Seller are subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable securities laws).

Section 3.02 Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary organizational action of Seller.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by Seller of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b) Except as set forth on Section 3.03 of the Seller Disclosure Schedule, no consent, approval, waiver or other action by any Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Seller is a party or by which Seller is bound is required or necessary for the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

Section 3.04 Non-Contravention.  The execution, delivery and performance by Seller of this Agreement do not and will not (a) contravene or conflict with the articles of organization or operating agreement of Seller, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller; (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement, contract, or other instrument binding upon Seller or any license, franchise, permit or other similar authorization held by Seller; or (d) result in the creation or imposition of any Lien on any Acquired Asset.

Section 3.05 Sufficiency of and Title to Acquired Assets.

(a) The Acquired Assets constitute, and on the Closing Date will constitute, all or the assets or property used or held for use by Seller in the Business, except for the Excluded Assets.

(b) Upon consummation of the transaction contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Acquired Assets, free and clear of all Liens, except for Permitted Lien, and without incurring any penalty, fee, expense or other adverse consequence, including any increase in rentals, royalties, license or other fees or expenses imposed as a result of, or arising from, the consummation of the transactions contemplated hereby.

Section 3.06 Financial Statements.

(a)  The unaudited financial statements of operations for the Business as of August  31, 2012 (the “Seller Balance Sheet Date”) previously delivered to Buyer fairly present the financial position of the Business as of the date thereof and its results of operations for the periods then ended.

(b)  Section 3.06 of the Seller Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Seller as of January 31, 2013.  All existing accounts receivable of the Seller (including those accounts receivable have not yet been billed or invoiced): (i) represent valid obligations of customers of the Seller arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and will be collected in full, without any counterclaim or set off.

Section 3.07 Absence of Certain Changes.  Except as set forth in Section 3.07 of the Seller Disclosure Schedule, since the Seller Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practices and has not:

(a) suffered any event that has had a Material Adverse Effect on the Business;

(b) sold, transferred, leased, licensed or otherwise disposed of any Acquired Assets or any rights thereto (other than in the ordinary course of business);

(c) declared, set aside or paid any dividend or other distribution with respect to any equity interests, or repurchased, redeemed or otherwise acquired any outstanding equity interests or other securities or other ownership interests, other than distributions for the payment of income taxes;

(d) incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Business;

(e) permitted or allowed any of the Acquired Assets to be subjected to any Lien, other than Permitted Liens;

(f) made any loan, advance or capital contributions to or investment in any Person;

(g) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Acquired Asset;

(h) allowed any insurance policy covering the Business or the Acquired Assets to lapse or be cancelled or reduced the coverage or increased the deductible under any such insurance policy;

(i) received any notice of termination of any Contract;

(j) transferred or granted any rights under, or entered into any Contract regarding any Technology or Intellectual Property Rights or similar rights (including, without limitation, any settlement regarding the breach or infringement or alleged breach or infringement thereof) or modified any existing rights with respect thereto;

(k) instituted, been made a party to, settled or agreed to settle, any Proceeding or suffered any material adverse determination in any Proceeding;

(l) made any transaction or commitment, or entered into any contract or agreement, relating to any Acquired Asset or the Business (including the acquisition or disposition of any assets) or relinquished any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(m) changed any method of accounting or accounting practice with respect to the Business, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

(n) (i) granted any severance or termination pay to any employee of the Business, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increased benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increased compensation, bonus or other benefits payable to employees of the Business; or

(o) entered into any Contract or made any other commitment to take any of the types of actions described in paragraphs (a) through (n) above.

Section 3.08 No Undisclosed Liabilities.  There are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a) Liabilities disclosed or provided for in the unaudited balance sheet of the Business as of August 31, 2012 (the “Seller Balance Sheet”) previously delivered to Buyer;  and

(b) Liabilities as and to the extent set forth on Section 3.08 of the Seller Disclosure Schedule.

Section 3.09 Properties.  Seller has good and marketable title to, or in the case of leased property has valid leasehold interests in, all Acquired Assets (whether real or personal, tangible or intangible) reflected on the Seller Balance Sheet or acquired after the Seller Balance Sheet Date, except for properties and assets sold since the Seller Balance Sheet Date in the ordinary course of business consistent with past practices or as contemplated by this Agreement.  No Acquired Asset is subject to any Lien, except Permitted Liens.

Section 3.10 Litigation.  Section 3.10 of the Seller Disclosure Schedule lists all Proceedings currently or at any time within the last twenty-four months pending or to the Knowledge of Seller the Business or involving the Acquired Assets.  None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.  None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.  Except as set forth on Section 3.10 of the Seller Disclosure Schedule, no facts or circumstances exist which are reasonably likely to lead to the instigation of any other Proceeding against or affecting the Seller, the Business or the Acquired Assets.

Section 3.11 Material Contracts.

(a) Except for agreements, contracts, plans, leases, arrangements or commitments set forth on Section 3.11 of the Seller Disclosure Schedule and agreements with the customers set forth on Section 3.19 of the Seller Disclosure Schedule, with respect to the Business, Seller is not a party to or subject to:

(i)          Any agreement, contract or commitment related to an End User Relationship or a Merchant Relationship;

(ii)          Any lease providing for annual rentals of $1,000 or more;

(iii)          Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of $1,000 or more;

(iv)          Any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets;

(v)          Any partnership, joint venture or other similar contract or arrangement;

(vi)          Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000;

(vii)          Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

(viii)                     Any agency, dealer, reseller, sales representative, affiliate or similar agreement;

(ix)          Any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset or which would so limit the freedom of Buyer after the Closing Date;

(x)          Any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any affiliate of Seller; or

(xi)          Any other contract or commitment not made in the ordinary course of business that is material to the Business.

(b) Seller has provided or otherwise made available to Buyer complete and accurate copies of all standard form agreements used by the Seller that relate to the Acquired Assets, including all customer agreements, development agreements, distributor or reseller agreements, employee agreements containing intellectual property assignments or licenses or confidentiality provisions, consulting or independent contractor agreements containing intellectual property assignments or licenses or confidentiality provisions, and confidentiality or nondisclosure agreements. Section 3.11 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts entered into by the Seller that include deviations from such standard form agreements.

(c) Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 3.11 of the Seller Disclosure Schedule is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor to the Knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.  Except as set forth on Section 3.11 of the Seller Disclosure Schedule, Seller has performed all obligations required to be performed by it under each Contract prior to the Closing.

(d) Except as set forth on Section 3.11 of the Seller Disclosure Schedule, (i) the consummation of the transactions contemplated hereby will not afford any other party the right to terminate, modify, or exercise any right to increased or accelerated performance under, any Contract and (ii) none of the Contracts (A) except as set forth on Section 3.03 of the Seller Disclosure Schedule, contains a provision preventing, prohibiting or requiring any consent or notice in connection with the transfer or assignment of such Contract to Buyer or (B) contains a “change of control” or similar provision triggered by the consummation of the transactions contemplated hereby.

Section 3.12 Licenses and Permits.  Section 3.12 of the Seller Disclosure Schedule correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business (the “Permits”), together with the name of the Governmental Entity issuing such Permits.  Except as set forth on Section 3.12 of the Seller Disclosure Schedule, such Permits are valid and in full force and effect and are transferable by Seller, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will have all right, title and interest to all such Permits.

Section 3.13 Insurance. Section 3.13 of the Seller Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds covering the Acquired Assets, the business and operations of the Business and its employees.  There is no claim  pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds will remain in full force and effect through the Closing Date.  Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

Section 3.14 Compliance with Laws.  Seller has not violated and is not in violation of, nor to Seller’s knowledge, is Seller under investigation with respect to or has Seller been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or Governmental Entity applicable to the Acquired Assets or the conduct of the Business.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Registered IP owned by or filed in the name of Seller and any other Intellectual Property Rights and Technology that are material to the Business.

(b) Section 3.15(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Technology licensed to Seller (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Seller’s products or services and that is generally available on standard terms for less than $1,000 and used in the Business), and the corresponding Contracts in which such Intellectual Property Rights or Technology are licensed to the Seller.

(c) Section 3.15(c) of the Seller Disclosure Schedule contains a complete and accurate list of all Contracts in which any third party has been granted any license under, or otherwise transferred or conveyed any right or interest in, any Business IP Rights (other than non-exclusive, internal use licenses granted to end user customers in the ordinary course of business pursuant to the Seller’s standard form of customer agreement provided to Buyer).

(d) All products, information, and services included in the Acquired Assets, and the Business IP Rights, have never infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party.  There are no pending or, to Seller’s knowledge, threatened infringement, misappropriation or similar claims or Proceedings against Seller or against any other Person who would be entitled to indemnification by Seller for any such claim or Proceeding.  Neither Seller nor any direct or indirect subsidiary of Seller has ever received any notice or other communication (in writing or otherwise) of any actual, alleged, possible, potential or suspected infringement or misappropriation of any third party’s Intellectual Property Rights by Seller or any direct or indirect subsidiary of Seller or by any product or service developed, manufactured, distributed, provided or sold by or on behalf of Seller or any direct or indirect subsidiary of Seller.

(e) To Seller’s knowledge, no third party has infringed, misappropriated, or otherwise violated, and no third party is currently infringing, misappropriating, or otherwise violating, any Business IP Rights.

(f) Seller exclusively owns, and after the Closing, Buyer will exclusively own, free and clear of all Liens, all right, title, interest in and to the Business IP Rights, and the Business IP Rights include all Intellectual Property Rights and Technology needed to operate the Business as currently conducted.

(g) Neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien or restriction on, any of the Business IP Rights; (ii) the release or delivery of any of the Business IP Rights to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP Rights.

(h) None of the processes and formulae, research and development results and other know-how relating to the Business, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller or any affiliate of Seller to any Person other than employees, representatives and agents of Seller.

(i) None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by Seller or included in the Acquired Assets (collectively, the “Seller Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) The source code for all Seller Software contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such Seller Software.  No source code for any Seller Software has been delivered, licensed or made available by Seller to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or independent contractor of Seller.  Seller has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Seller Software to any escrow agent or other Person.  No event has occurred, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Seller Software to any other Person.

(k) No Seller Software contains, is derived from, or is distributed with or developed using any “open source” code in a manner that: (i) imposes or could impose a requirement or condition that any Seller Software or part thereof:  (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) imposes or purports to impose a requirement or condition that Seller grant any license, covenant not to sue or other right under or with respect to any Business IP Rights.

(l) Section 3.15(l) of the Seller Disclosure Schedule contains each Seller Privacy Policy in effect at any time and identifies, with respect to each Seller Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Seller Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Seller Privacy Policy to data or information previously collected under such privacy policy.  Seller has complied at all times with all of the Seller Privacy Policies and with all applicable laws, rules, and regulations  pertaining to privacy, User Data or Personal Data (including the Children’s Online Privacy Protection Act of 1998, 15 U.S.C. § 6501 et seq.).  Seller has collected, stored, processed, transferred and deleted user data and Personal Data using commercially reasonable technical means designed to ensure the security and integrity of the user data and personal data.  Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the other transactions contemplated by this Agreement or any such other agreements, nor Buyer’s possession or use of the user data or any data or information in the Seller Databases as permitted by or in accordance with the applicable Seller Privacy Policy, will result in any violation of any Seller Privacy Policy or any requirement of applicable law, rules or regulations pertaining to privacy, user data or personal data in effect as of the Closing.

(m) Section 3.15(m) of the Seller Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for Seller at any time (the “Seller Databases”), the types of personal data in each such database, and the security policies that have been adopted and maintained with respect to each such database.  There has been no unauthorized or illegal use of or access to any user data or personal data or any of the data or information in any of the Seller Databases.  Seller is in compliance with all applicable laws, rules, ordinances and regulations pertaining to data security.

(n) None of the Seller Software (including the Stampt Platform and the Stampt Application), or the other software incorporated in any of the foregoing (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance thereof or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance thereof. Seller has delivered to Buyer a complete and accurate list of all material bugs, defects and errors in the current version of the Seller Software.

(o)  Section 3.15(o) of the Seller Disclosure Schedule identifies and describes each social media presence maintained by or for Seller at any time, and the paswords and other account management information with respect to each such social media presence.

Section 3.16 Employees.

(a) Section 3.16 of the Seller Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries (or wage rates for non-salaried employees) and other compensation of, and any and all amounts payable to, all current and former employees of, and consultants to, the Business.  None of such employees or consultants has indicated to Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement.  No third party has asserted any claim in writing against Seller that either the continued employment by, or association with, Seller of any of the present officers or employees of, or consultants to, Seller contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.  Except as set forth on Section 3.16 of the Seller Disclosure Schedule, Seller has no employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any employee or consultant of the Business.

(b) In the conduct of the Business, Seller is in compliance in all material respects with all federal, state or other applicable laws, respecting employment and employment practices (including, without limitation, all laws pertaining to terms and conditions of employment, wages and hours, employee classification, discrimination, affirmative action, civil rights, the Worker Adjustment and Retraining Notification Act and similar state laws (collectively, the “WARN Act”), occupational safety and health, collective bargaining, immigration, workers’ compensation and the collection, payment and withholding of Taxes) (except for violations or failures to comply which are not reasonably likely to result in penalties in excess of $5,000 in the aggregate), and has not received notice of, and is not engaged in, any unfair labor practice.  Seller has not incurred any liability or obligation under the WARN Act in connection with the conduct of the Business that remains unsatisfied.

(c) No unfair labor practice complaint arising out of or relating to the conduct of the Business is pending before the National Labor Relations Board.

(d) There is no labor strike, dispute, slowdown or stoppage involving any employees of the Business actually pending against or affecting the Seller.

(e) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, there are not, and in the past three years have not been, any material claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations, administrative proceedings or other Proceedings of any kind pending or, to Seller’s knowledge, threatened against Seller, in each case that relate to the conduct of the Business, the Business’s employees or employment practices, or operations as they pertain to conditions of employment; nor is Seller subject to any order or decree arising from any such matter.

(f) No collective bargaining agreement covering any employee of the Business is currently in existence or is being negotiated by Seller.  As of the date of this Agreement, no labor organization has been certified or recognized as the representative of any employees of Seller or, to Seller’s knowledge, is actively seeking such certification or recognition.

(g) Seller’s Contracts, if any, with temporary personnel agencies providing personnel to perform services for the Business represent bona-fide, arm’s-length agreements and the personnel provided by such agencies to perform services for the Business are not the Seller’s employees for purposes of any federal, state or local laws, including laws pertaining to tax withholding, provision of benefits or union representation.  To the extent any Person performing services for the Business has not properly been treated by Seller as an employee in the past, any amount due such person if such person had been considered and treated as an employee of Seller shall be an Excluded Liability.

(h) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, at the Closing, all salaries, wages, vacation pay, bonuses, commissions and other compensation due from Seller will have been paid.

(i) Except as set forth in Section 3.16 of the Seller Disclosure Schedule,  Seller does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.    Neither Seller nor any of its affiliates has incurred with respect to any Employee Benefit Plan any liability to the Pension Benefit Guaranty Corporation or other liability.

(j) No employee of Seller will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

Section 3.17 Environmental Compliance. Seller has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any  Environmental Laws in connection with the Business.  There are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Business or any Acquired Asset that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 3.18 Tax Matters.  Except as set forth in Section 3.18 of the Seller Disclosure Schedule:

(a) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(b) Seller has established adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Acquired Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

Section 3.19   Customers.  Section 3.19 of the Seller Disclosure Schedule lists all active customers of the Business and, for each such customer, lists all agreements or other arrangements between Seller and the customers (including all End User Relationships and all Merchant Relationships).  Seller has not received any written, oral or other notice (including by email, text message or otherwise) that any customer of the Business expects or intends to cease doing business with Seller, reduce the amount of business such customer does with Seller or modify its relationship with Seller in a manner adverse to Seller.

Section 3.20 Books and Records.  The records and documents of Seller accurately reflect in all material respects the information relating to the Business, the location of the Acquired Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Business.

Section 3.21 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or Parent or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.22  Absence of Certain Relationships.   None of (a) Seller, (b) any executive officer of Seller, or (c) any member of the immediate family of the Persons listed in (a) through (b) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of the Business (other than holdings in publicly held companies of less than 2% of the outstanding capital stock of any such publicly held company).

Section 3.23 No Questionable Payments.  Neither Seller nor any member, manager, director, officer, agent, employee, or other person associated with, or acting on behalf of, Seller has directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.24 Completeness of Disclosure.  No representation or warranty by Seller in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

Section 3.25 Investment Representations and Covenants.

(a)           Seller is acquiring the Parent Shares for investment for its own account and not with a view to distribution or resale thereof, and it will not sell or otherwise transfer the Parent Shares except in accordance with the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission (the “Commission”) and all applicable provisions of state securities laws and regulations.  Seller further acknowledges that it understands the foregoing to mean that it will not sell or otherwise transfer any Parent Shares unless such securities are registered under the Securities Act and any other applicable federal or state securities laws, or it obtains an opinion of counsel satisfactory to Parent (both as to the issuer of the opinion and the form and substance thereof) that the Parent Shares may be transferred in reliance on an applicable exemption from the registration requirements of such laws.

(b)           Seller understands that acquisition of the Parent Shares is a speculative investment involving a high degree of risk of the loss, and it is qualified by knowledge and experience to evaluate investments of this type.  It further acknowledges that it has carefully considered the potential risks relating to an investment in the Parent Shares.

(c)           Seller is able to bear the economic risk of losing its entire investment in the Parent Shares.

(d)           Seller understands and acknowledges that the Parent Shares have not been registered under the Securities Act, or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer. It further acknowledges that the certificate or certificates representing the Parent Shares shall bear a legend in substantially the form set forth in Section 2.07 hereof.

(e)           Seller has made an independent examination and investigation of an investment in the Parent Shares and Parent and has depended on the advice of its legal and financial advisors and agrees that neither Parent nor Buyer will be responsible in anyway whatsoever for Seller’s decision to invest in the Parent Shares and Parent, except as a result of their breach of this Agreement.  Seller has been afforded access to all material information (including, without limitation, Parent’s Form 10-K for the fiscal year ended December 31, 2011 filed with the Commission on April 16, 2012, Parent’s Form 10-Q for the fiscal quarter ended September 30, 2012 filed with the Commission on November 14, 2012, and all other reports, schedules, forms, statements and other documents filed by Parent with the Commission)  that it has requested relevant to its decision to acquire the Parent Shares and to ask questions of Parent’s management.  Seller further acknowledges that, except as set forth herein, neither Parent nor Buyer nor anyone acting on behalf of Parent or Buyer has made any representations or warranties (written or oral) to Seller (or any person acting on their behalf) which have induced, persuaded, or stimulated it to acquire the Parent Shares, including (without limitation) as to the future price or value of the Parent Shares, except as provided in this Agreement.

(f)           Either alone, or together with its investment advisor(s), Seller has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Parent Shares, and Seller is and will be able to bear the economic risk of the investment in such Parent Shares.

 (g)           Seller understands and agrees not to engage in any hedging transactions involving any of the Parent Shares unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state securities laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.01 Organization.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

Section 4.02 Corporate Authorization.  The execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the transactions contemplated hereby will be within their respective corporate powers and will have been duly authorized by all necessary corporate action of each of Parent and Buyer.  This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and constitutes a valid and binding agreement of each of Parent and Buyer, enforceable against them in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by Parent and Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b) Except as set forth on Schedule 4.03(b) attached hereto, no consent, approval, waiver or other action by an Person under any contract, agreement, indenture, lease, instrument, or other document to which Parent or Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Parent or Buyer or the consummation of the transactions contemplated hereby.

Section 4.04 Non-Contravention.  The execution, delivery and performance by Parent and Buyer of this Agreement do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Parent or Buyer, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Buyer; or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Buyer or to a loss of any benefit to which Parent or Buyer is entitled under any provision of any agreement, contract, or other instrument binding upon Parent or Buyer or any license, franchise, permit or other similar authorization held by Parent or Buyer.

Section 4.05 Litigation.  There is no Proceeding pending against, or to the knowledge of Parent or Buyer, threatened against or affecting, Parent or Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 4.06 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission from Seller or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.07 Validity of Parent Shares to be Issued.  The Parent Shares to be issued pursuant to the terms of this Agreement are validly authorized and, when such Parent Shares have been duly delivered pursuant to the terms of this Agreement, will not have been issued in violation of any preemptive or similar right of any stockholder or other Person. When the Parent Shares have been duly delivered pursuant to the terms of this Agreement, such Parent Shares will be validly issued, fully paid, and nonassessable.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Seller.  Seller agree that:

(a) No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Seller and its affiliates will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Parent or Buyer furnished to Seller or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Parent and Buyer; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially.  The obligation of Seller and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Seller and its affiliates will, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller and its affiliates or on their behalf from Parent or Buyer in connection with this Agreement that are subject to such confidence.

(c) Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to Seller’s  properties, books, contracts, commitments and records to the extent relating to the Acquired Assets and, during such period, Seller shall furnish promptly to the other all information concerning the Acquired Assets as Buyer may reasonably request.  Unless otherwise required by law or court order, Buyer will hold any such information which is nonpublic in accordance with Section 5.02(b).

Section 5.02 Covenants of Buyer.  Buyer agrees that:

(a) No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Parent and Buyer will not (i) take or agree or commit to take any action that would make any representation and warranty of Parent or Buyer inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its affiliates (including Parent) will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller or the Acquired Assets furnished to Buyer or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Parent and Buyer may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to their respective financing sources so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  The obligation of Buyer and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer and its affiliates will, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer and its affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence.

Section 5.03 Covenants of All Parties.  Each party agrees that:

(a) Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) Certain Filings.  The parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is require or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Public Announcements.  Seller understands that Parent is a publicly traded corporation, and that the disclosure of information concerning Parent and its business affairs and financial condition is strictly regulated by the Commission and other legal and administrative bodies.  Accordingly, Seller hereby agrees (i) that Parent may make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby  as it deems necessary to comply with applicable law or regulation (including, without limitation, the filing of this Agreement and its exhibits and schedules) and (ii) to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby, without the prior written consent of Parent (which consent may be given or withheld in its sole discretion).

(d) Notices.  Each of the parties shall give prompt notice to the other party of: (i) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III and IV.

(e) Tax Cooperation; Allocation of Taxes.

(i) Seller and Buyer agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business.

(ii) All real property, personal property and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.  Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.03(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after receipt of such statement by certified mail, express mail or personal service.  Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Tax Closing Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.03(e), the other party shall make such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section and not made within 30 days after receipt of the statement by certified mail, express mail or personal service shall bear interest at a rate of 10% per annum until paid.

(iii) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Acquired Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.

(f) Employee Matters.

(i) On the Closing Date, Buyer will offer employment to those  employees of the Business as it may determine in its sole discretion; provided that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer.  Any such offers will be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate.  The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Transferred Employees”.  Seller will not take, and will cause each of its affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees.  Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.

(ii) Seller shall retain all obligations and liabilities under employee benefit plans and benefit arrangements in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee.  Seller shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the employee benefit plans and benefit arrangements, and neither Buyer nor any affiliate shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any employee benefit plan or benefit arrangement shall be transferred to Buyer or any of its affiliates or to any plan of Buyer or any of its affiliates.

(iii) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (A) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (B) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman’s compensation premiums attributable to such period and (C) all other liabilities and obligations arising under any employee benefit plans and the benefit arrangements to the extent any such liability or obligation relates to the period prior to the Closing Date, including without limitation, accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.

(iv) No provision of this Section 5.03(f) shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their affiliates and no provision of this Section 5.03(f) shall create any such rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which may be established by Buyer or any of its affiliates.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its affiliates.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party's Obligations.  The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents (as set forth on Section 3.03 of the Seller Disclosure Schedule), shall have been filed, occurred or been obtained.

(b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 6.02 Conditions to Obligations of Parent and Buyer.  The obligations of Parent and Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Seller shall have performed in all material respects all obligations required to be performed by it or him under this Agreement at or prior to the Closing Date.

(c) Buyer shall have received a certificate signed by the Chief Executive Officer of Seller confirming Sections 6.02(a) and (b).

(d) Buyer shall have received (i) resolutions duly adopted by the Board of Directors and the members of Seller approving the execution and delivery of this Agreement and all other necessary or proper organizational action to enable Seller to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonable satisfactory to Buyer.

(e) Each creditor of Seller listed on Schedule 2.06(a) attached hereto shall have executed and delivered to Buyer a consent and release agreement (in form and substance satisfactory to Buyer in its sole and absolute discretion) providing, among other things, for: (i) the creditor’s consent to this Agreement and the transactions contemplated hereby, (ii) a release of any and all Liens of such creditor in respect of the Acquired Assets, and (iii) a full and unconditional release by such creditor of Parent and Buyer from any and all claims and liabilities related to this Agreement, the transactions contemplated hereby and the obligations of Seller to such creditor.

(f) Each current and former member and director of Seller shall have executed and delivered to Buyer a consent and release agreement (in form and substance satisfactory to Buyer in its sole and absolute discretion) providing, among other things, for: (i) such person’s consent to this Agreement and the transactions contemplated hereby, (ii) a release of any and all Liens of such person in respect of the Acquired Assets, and (iii) a full and unconditional release by such person of Parent and Buyer from any and all claims and liabilities related to this Agreement, the transactions contemplated hereby and the obligations of Seller to such person.

(g) Seller and each member of Seller shall have executed and delivered a Non-Competition Agreement, in the form set forth as Exhibit B hereto, to Buyer.

Section 6.03 Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the following further conditions:

(a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Seller shall have received a certificate signed by the Chief Executive Officer of Buyer confirming Section 6.03(a) and (b).

(d) Seller shall have received (i) resolutions duly adopted by the Boards of Directors of Parent and Buyer approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Buyer to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Parent and Buyer and the authority of Parent and Buyer for this Agreement, all in form and substance reasonable satisfactory to Seller.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.01 Survival.  The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), (b) in the case of the Non-Competition Agreements, for the period set forth therein or (c) in the case of Sections  5.01(b) and 5.02(b), indefinitely.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if a claim for indemnity related to such covenant, agreement, representation or warranty is made prior to the expiration of the applicable survival period.

            Section 7.02 Indemnification.

(a) Seller hereby indemnifies Parent and Buyer against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by Parent or Buyer arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement or (ii) the failure of Seller to perform any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets.

(b) Buyer hereby indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Parent or Buyer pursuant to this Agreement or (ii) the failure of Buyer to perform any Assumed Liability.

Section 7.03 Procedures.  The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any third-party claim, or the commencement of any third-party suit, action or proceeding in respect of which indemnity may be sought under such Section.  The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action, or proceeding at its own expense.  The Indemnifying Party shall not be liable under Section 7.02 for any settlement effected without its consent (which consent will not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

Section 7.04 Right to Withhold and Offset.  Notwithstanding anything to the contrary in this Agreement, Parent and Buyer may withhold the aggregate amounts of any indemnification claims then pending or unresolved against Seller pursuant to Section 7.02(a) (including, without limitation, the amount of any Damages or reasonably anticipated Damages for which Parent or Buyer would be entitled to be indemnified for pursuant to Section 7.02(a)) against amounts otherwise payable to Seller hereunder (including, without, limitation, any payment of Earn-Out Amounts) as security for the Seller’s obligations under this Article VII.  If any claim for indemnification pursuant to Section 7.02(a) is resolved, in whole or in part, in favor of Parent or Buyer, then the amount determined to be due Parent or Buyer, to the extent in excess of the any amounts previously received by Parent or Buyer in respect of such claim for indemnification, may be off-set by Buyer against amounts otherwise payable to Seller hereunder.  Any portion of an amount previously withheld by Buyer in respect of any claim that is determined not to be payable to Parent or Buyer shall forthwith be paid to the Seller. The right of set-off described in this Section 7.04 shall not preclude Parent or Buyer from pursuing any other remedy under this Agreement or seeking injunctive relief or specific performance to enforce specifically the terms of this Agreement to the extent permitted by applicable law.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.01 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of Buyer and Seller;

(b) by either Buyer or Seller if the Closing shall not have been consummated on or before [April 1], 2013 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

(c) by either Buyer or Seller if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable;

(d) by Buyer if Seller has breached its obligations set forth in this Agreement and such breach is not cured within five business days after written notice thereof; or

(e) by Seller if Parent or Buyer have breached their obligations set forth in this Agreement and such breach is not cured within five business days after written notice thereof.

Section 8.02 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.01(b) and 5.02(b).  Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.  All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, electronically (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Buyer, to:

Mobivity, Inc.
58 W. Buffalo St. #200
Chandler, AZ 85225
Email:

Attn: Dennis Becker, CEO

and

(b) if to Seller, to

Sequence LLC

Attn:

Section 9.02 Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.03 Counterparts.  This Agreement may be executed in two or more original or electronic counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.04 Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Buyer may assign its rights and obligations to any other wholly owned subsidiary of Parent or Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 9.05 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona as applied to agreements among the residents of such state made and to be performed entirely within such state (without giving effect to principles of conflicts of laws).

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between the Buyer or Parent, on the one hand, and Seller, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in Chandler, Arizona in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) Selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the Seller and the Buyer together; provided, that if the Seller and the Buyer are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS.  The arbitrator shall be experienced in complex business matters and mergers and acquisitions transactions.

(ii) Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below).

(iii) The Seller and the Buyer may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator may, in his discretion, set parameters on the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions.

(iv) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(v) The award of the arbitrator shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made.

(vi) A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(vii) The parties to any arbitration shall share equally the fees and costs of JAMS and the arbitrator(s).  The prevailing party or parties shall be entitled to recover from the adverse parties his, her or its actual reasonable attorneys’ fees and costs incurred in connection with the arbitration and the enforcement thereof.

(viii) Any party may apply to a court having jurisdiction to:  (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; (D) preserve a superior position with respect to other creditors; or (E) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of Section 10.05(b)(ix).

(ix) The arbitrator is only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law.  The arbitrator( is not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.  In the event that the arbitrator exceeds his authority under this Agreement and violates this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator exceeded his authority.

(x) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.05(b).

Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

Section 9.06 Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.07 Expenses.  Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.08 Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the “bulk sales”, “bulk transfer” or similar laws of any state.  Seller agrees to indemnify and Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

Section 9.09 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

MOBIVITY HOLDINGS CORP.

By:
Name:  Dennis Becker
Title:  Chief Executive Officer

MOBIVITY, INC.

By:
Name:  Dennis Becker
Title:  Chief Executive Officer

SEQUENCE LLC

By:
Name:
Title:

EXHIBIT A to ASSET PURCHASE AGREEMENT
Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of ___ __, 2013, between Mobivity, Inc., a Nevada corporation (“Buyer”) and Sequence LLC (“Seller”).

WHEREAS, Seller and Buyer have concurrently herewith consummated the purchase by Buyer of the Acquired Assets pursuant to the terms and conditions of the Asset Purchase Agreement, dated _______, 2013, among Mobivity Holdings Corp., Buyer, and Seller (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller;

NOW, THEREFORE, in consideration of the sale of the Acquired Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

1.           Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Acquired Assets.

2.           Buyer does hereby accept all of the right, title and interest of Seller in, to and under the Acquired Assets and Buyer assumes and agrees to perform all of the Assumed Liabilities.

3.           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to conflict of laws.  Any Dispute arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby shall be resolved in the manner contemplated by the Asset Purchase Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.
MOBIVITY, INC.

By:
Name:  Dennis Becker
Title:  Chief Executive Officer

SEQUENCE LLC

By:
Name:
Title:  Chief Executive Officer

Schedule 2.02(a)

Excluded Contracts

Schedule 2.06(a)

Sequence Obligations

[Note:  List and description of obligations to be revised during due diligence]

Creditor/Obligation	Amount of Liability Represented by Seller
All liabilities of Seller to ArcTouch, Inc. (“ArcTouch”), including (without limitation) under the Master Services Agreement, dated May 2012, between ArcTouch and GME Marketing Solutions, LLC	$90,000.00

Nevada Labor Board (Anthony Clarke)
Nevada Labor Board (Cindy Scott)
Nevada Labor Board (Kane Scott)
Nevada Labor Board (Theresa Hallenbeck)
Nevada Labor Board (Kathleen Haynes)
Nevada Labor Board (Marcia Pope)
Nevada Labor Board	46, 501.30
Internal Revenue Service	$80,129.00
All liabilities of Seller to Randazzo Parties, LLC (“Randazzo”), including (without limitation) under the Lease Agreement between Randazzo and the Company	$25,000.00
Roemer & Harnik, LLP	7,000.00
Tramel Holdings	$51,369.70